Exhibit 10.2

Tastemaker Sponsor LLC

501 Madison Avenue, Floor 5

New York, NY 10019

October 20, 2022

Quality Gold, Inc.

500 Quality Blvd.

Fairfield, OH 45014

Re:	Voting Support and Waiver

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Business Combination Agreement (the “BCA”), entered into on the date hereof, by and among Tastemaker Acquisition Corp., a Delaware corporation (“Tastemaker”), Quality Gold Holdings, Inc. (“Parentco”), Quality Gold, Inc. (“Quality Gold”), and the other parties thereto, relating to the proposed business combination between Tastemaker, Quality Gold, and certain affiliates of Quality Gold. Unless otherwise defined herein, capitalized terms are used herein as defined in the BCA.

In order to induce the Companies and Tastemaker to enter into the BCA and to proceed with the consummation of the transactions contemplated by the BCA (the “Transactions”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tastemaker Sponsor LLC (the “Sponsor”) hereby agrees as follows:

1.               The Sponsor hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as any Company or Tastemaker may reasonably request in connection therewith), at any meeting of the shareholders of Tastemaker, and in any action by written consent of the shareholders of Tastemaker, to vote all of the Sponsor’s shares of Tastemaker Common Stock (a) in favor of the approval and adoption of the BCA, the Transaction Documents, and the transactions contemplated by the BCA and the Transaction Documents, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the shareholders of Tastemaker, and (c) against any action, agreement or transaction (other than the BCA or the transactions contemplated thereby) or proposal that would reasonably be expected to (i) prevent or materially delay the transactions contemplated by the BCA or any Transaction Document or (ii) result in the failure of the transactions contemplated by the BCA to be consummated. The Sponsor acknowledges receipt and review of a copy of the BCA.

2.               From the date hereof until the earlier of the Closing and the termination of the BCA in accordance with its terms, the Sponsor hereby agrees that it shall not, directly or indirectly, without the prior written consent of the Companies (other than the transfer to any of Sponsor’s direct or indirect equityholders; provided that such transferee agrees, with respect to the shares of Tastemaker Common Stock transferred to it, to be bound by the Sponsor’s voting obligation pursuant to Section 1 as if it were a party hereto), (a) sell, assign, transfer (including by operation of law), permit the creation of any lien, pledge, dispose of or otherwise encumber any of its shares of Tastemaker Common Stock or otherwise agree to do any of the foregoing, (b) deposit any of its shares of Tastemaker Common Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Letter Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its shares of Tastemaker Common Stock, or (d) take any action that would have the effect of preventing or disabling the Sponsor from performing its obligations hereunder.

Notwithstanding the foregoing, the Sponsor (and any permitted transferee) may take any of the foregoing actions in connection with a transfer (i) to Tastemaker’s officers or directors, any affiliates or family members of any of Tastemaker’s officers or directors, any members of the Sponsor or any affiliate of the members of the Sponsor, any affiliates of the Sponsor or any employees of such affiliates; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of the Transactions at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of Tastemaker’s liquidation prior to the completion of the Transactions; (vii) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (viii) to Tastemaker for no value for cancellation in connection with the consummation of the Transactions; provided, however, that in the case of clauses (i) through (vii) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

3.               The Sponsor agrees that it shall (a) not, directly or indirectly, including through any Representative, take any action that Tastemaker is prohibited from taking, and (b) take all actions that Tastemaker is required to take, in each case for the immediately preceding clauses (a) and (b), by §7.05(b) (Tastemaker Non-Solicitation) of the BCA.

4.               The Sponsor hereby waives (for itself, for its successors, heirs and assigns and for all holders of Tastemaker Class B Common Stock), the provisions of §4.3(b)(ii) of the Amended and Restated Certificate of Incorporation of Tastemaker, dated January 7, 2021, to have the shares of Tastemaker Class B Common Stock convert to shares of Tastemaker Class A Common Stock at a ratio of greater than one-for-one. The waiver specified in this Section 4 shall be applicable only in connection with the Transactions (and any issuances of shares of Tastemaker Class A Common Stock, or equity linked securities issued by Tastemaker, in connection with the Transactions) and shall be void and of no force and effect if the BCA shall be terminated for any reason.

5.               The Sponsor hereby agrees that, immediately upon the occurrence of the Effective Time, the Sponsor shall automatically be deemed to have irrevocably transferred to Parentco, surrendered and forfeited for no consideration 2,070,000 (subject to adjustment as provided herein) shares of Parentco Common Stock (the “Forfeited Securities”) and that from and after such time such Parentco Common Stock shall be deemed to be cancelled and no longer outstanding. The Sponsor hereby acknowledges and agrees that pursuant to the First Merger, at the Effective Time, the Tastemaker Class B Common Stock shall automatically be converted into the right to receive, in the aggregate, (x) a number of shares of Parentco Common Stock equal to 4,830,000 less the number of Forfeited Securities, and (y) 2,070,000 Deferred Sponsor Shares. The Sponsor further acknowledges and agrees that the terms and conditions of the Deferred Sponsor Shares (including the restrictions on transfer of any such Deferred Sponsor Shares provided therein) are governed by §2.05 (Deferred Shares) of the BCA and the Sponsor acknowledges and agrees to be bound by such terms and conditions. Notwithstanding the foregoing, the number of Forfeited Securities forfeited pursuant to this Section 5 shall be reduced by (i) the number of shares of Tastemaker Common Stock and (ii) 1/3 of the number of Tastemaker Warrants, in each case, that are transferred by the Sponsor or its affiliates to facilitate any private placement of Equity Securities of Tastemaker or Parentco, any non-redemption agreement, or any similar arrangement, in each case, approved by the Companies.

6.               The Sponsor hereby agrees that, immediately following the Effective Time, the Sponsor shall transfer to the Company Equityholders, through execution and delivery of an instruction letter to Parentco’s transfer agent, for no consideration, 2,610,000 Parentco Warrants in the aggregate (the “Transferred Warrants”). The Transferred Warrants shall be allocated amongst the Company Equityholders in accordance with the Allocation Schedule (or as otherwise directed in writing by the Company Equityholders at least two Business Days prior to the Closing Date).

7.               This Letter Agreement and the obligations of the Sponsor under this Letter Agreement shall automatically terminate upon the termination of the BCA in accordance with its terms. Upon termination, no party shall have any further obligations or liabilities under this Letter Agreement; provided, however, such termination shall not relieve any party from liability for any willful breach of this Letter Agreement occurring prior to termination.

8.               This Letter Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Letter Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise).

9.               This Letter Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Letter Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Letter Agreement. Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Letter Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

10.             This Letter Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Letter Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Letter Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Letter Agreement or the Transactions may not be enforced in or by any of the above-named courts.

11.            Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Letter Agreement.

12.            This Letter Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Signature Pages Follow

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

Tastemaker Sponsor LLC

By:	/s/ Gregory Golkin
Name: Gregory Golkin
Title: Managing Member

QUALITY GOLD, INC.

By:	/s/ Michael J. Langhammer
Name: Michael J. Langhammer
Title: Chief Executive Officer

[Signature Page to Voting Support and Waiver Letter Agreement]